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                                                                   Exhibit 10.42

                                                               February 13, 2001

William H. Largent
1249 Crooked Tree Court
Westerville, Ohio 43081

Re: Agreement

Dear Bill:

This letter serves as an agreement between you and Plug Power Inc. ("Plug") related to your continued employment with Plug.

1) You agree to the following in consideration for the benefits as noted herein, effective February 26, 2001:

2) You agree to work part-time for Plug out of your office in the Central Ohio area. You will no longer hold the title of Chief Financial Officer or any other officer title. You will report to the Controller, Dave Neumann, and perform financial and accounting related functions under his direction, including providing an oral report monthly to Mr. Neumann.

3) Your salary will be adjusted to an annual rate of $50,000 and be paid weekly. As a part-time employee you will be entitled to Plug's medical insurance plan. You will have no bonus plan or any other benefits other than those stated in this agreement.
4) Plug will pay all expenses for travel between Albany, New York and Columbus, Ohio, as well as, all lodging and transportation expenses while you are in the Albany area, should you need to travel to Albany for Plug business. You will not be required to travel to Albany unless both you and Plug mutually agree as to the time and duration of the travel.

5) It is understood and agreed to that you may take employment with other parties after the effective date of this agreement.

6) Your employment may not be terminated by Plug until after May 31, 2002, unless for cause defined as a) making willful and material dishonest statements about Plug or any affiliate, or, b) being convicted of a felony or other crime involving moral turpitude.
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7)   In addition, for purposes of the stock option plans you will continue to be considered an employee of Plug, thus you will continue to vest in your current stock options through the period of your employment with Plug.

8) Except for your Employee Patent, Confidentiality and Non-Compete Agreement and Stock Option Agreements which are incorporated in their entirety by reference herein, you agree that this Agreement supercedes all previous communications, whether oral or written, and constitutes the sole and entire agreement between you and Plug pertaining to your employment hereof. No modification, deletion of, or addition to the terms of this Agreement shall be binding on either party hereto unless made in writing and signed by a duly authorized representative of each party hereto.

          Please sign in the space below if you agree to the foregoing terms.


          Sincerely,

          /s/ Roger B. Saillant

          Roger B. Saillant
          President and Chief Executive Officer



          I acknowledge and accept this Agreement,


          /s/ William H. Largent      February 21, 2001
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          William H. Largent                 Date